EXHIBIT 77C.  MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS


Stockholder Meeting Results

The Annual Meeting of Stockholders of the Fund was held on July 12, 2007 at 101 California Street, 5th Floor, San Francisco, California. At the meeting, the following matter was voted upon by the stockholders:

To elect five Directors of the Fund to hold office until the next Annual Meeting or until their respective successors shall have been duly elected and qualified.

                                                     Number of Votes:
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DIRECTORS                                      FOR                  WITHHELD
Richard J. Bradshaw                         8,933,013               360,442
Victor L. Hymes                             8,934,192               359,264
John T. Packard                             8,932,601               360,854
Wendell G. Van Auken                        8,933,013               360,442
James C. Van Horne                          8,932,223               361,233